FOR IMMEDIATE RELEASE	CONTACT:	Sean O’Leary 860.881.4417
soleary@susandavis.com
DATE: April 1, 2021

Maximus Names Teresa “Terry” Weipert as New U.S. Federal General Manager
- Tom Romeo Announces His Retirement After Leading Maximus Federal Past $1 Billion -

(RESTON, Va. – April 1, 2021) – Maximus (NYSE: MMS), a leading provider of government services worldwide, announced today it has named Teresa “Terry” Weipert as its new U.S. Federal Services Segment General Manager. Weipert will replace Thomas Romeo, who has announced his retirement after serving in the role for nearly ten years. Romeo will remain with the Company through July to assist with the transition and will subsequently serve on the Segment’s advisory board.

“The U.S. Federal Services Segment of Maximus has grown significantly in the past decade, thanks to the dedicated leadership of Tom, and we cannot thank him enough for his contributions to our company,” said Bruce Caswell, President and Chief Executive Officer of Maximus. “His successor, Terry, is poised to further this growth based upon her years of experience in the federal and public sector markets and broad skills in technology and business process management. We believe our future is very bright, as we aim to continue to build upon our current momentum, and Terry is the right person at this moment to lead us there.”

Most recently, Weipert served as the Vice President and Service Delivery Leader at IBM, leading its Healthcare, Life Sciences, and SLED Public Markets. Her previous leadership experience includes executive roles at top companies such as Accenture, Sutherland Global Services, and Unisys. During her 20-plus year career, she has focused on generating significant growth with particular expertise in business process outsourcing and IT services management.

“I am honored and excited to join Maximus, as the company continues to differentiate itself from competitors through its technology and approach to citizen services,” said Weipert. “I am looking forward to building upon the foundation laid by Tom and the Maximus team over the past ten years and taking it to new heights. With the passing of the American Rescue Plan last month, Maximus is ready to assist a vast number of federal agencies to navigate our new normal.”

Romeo joined Maximus in August 2011 to take the reins of a division with $80 million of revenue. Over the next decade, he led and transformed the U.S. Federal Services Segment to deliver over $1.6 billion of revenue in fiscal year 2020. Among the highlights of his tenure are the acquisition of GDIT’s contact center business in 2018, which included the onboarding of roughly 14,000 employees. Under Romeo’s leadership, Maximus expanded the number of agencies it serves while strengthening long-term relationships.

Most recently, Romeo oversaw the acquisition of Attain Federal in March, a move that will further expand Maximus into new agencies such as the SEC (Securities & Exchange Commission) and DHS (Department of Homeland Security).

“I am grateful for my time at Maximus, and particularly for the hard-working individuals whose focus on our clients’ and customers’ missions made our rapid growth possible,” said Romeo. “As happy as I am to get to spend more time with family and traveling, it is balanced by knowing that I will miss interacting with this incredible team. I am truly excited for what the future holds for Maximus and our federal business, and I know Terry is the perfect person to take it to the next level.”

Maximus – News Release Continued
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The timing of this transition aligns with the long-term strategy goals for Maximus set forth by CEO Bruce Caswell, to continue market expansion and building technology capabilities. As one example, Maximus launched a new FedRAMP-certified omnichannel contact center solution in late 2020.

“A key element of our long-term strategy remains to expand our value to Federal customers in achieving their citizen services goals through digital solutions and technology-driven business processes,” said Caswell. “Since the COVID-19 pandemic began, Maximus has been at the forefront of helping with the response, ranging from testing support, contact tracing, and vaccine distribution to helping the IRS carry out the CARES and now American Recovery Act. We are all extremely confident in Terry’s ability to continue this important work, as well as further expand our value to our federal customers.”

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With approximately 34,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Forward-Looking Statements Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about growth, momentum, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties including but not limited to:
•The ultimate duration of the pandemic
•The threat of further negative pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate
These risks could cause the company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2020, which was filed with the Securities and Exchange Commission on November 19, 2020, and found on maximus.com.

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